SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

              PROPOSED RELEASE TO SHAREHOLDERS ON SEPTEMBER 4, 2003

Check  the  appropriate  box:
[ ]  Preliminary   information   statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
[x]  Definitive information statement--revised

                           TRAVIS BOATS & MOTORS, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14-c5(g) and 0-11.
     (1) Title of each class of securities to which transaction applies: N/A
     (2) Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
     (4) Proposed maximum aggregate value of transaction: N/A
     (5) Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: N/A
     (2) Form, Schedule or Registration Statement No.: N/A
     (3) Filing Party: N/A
     (4) Date Filed: N/A

                           TRAVIS BOATS & MOTORS, INC.


--------------------------------------------------------------------------------


                    Notice of Annual Meeting of Shareholders
                               September 29, 2003


--------------------------------------------------------------------------------

To the Shareholders of Travis Boats & Motors, Inc.:

     Notice is hereby given that the Year 2003 Annual Meeting of Shareholders (the "Meeting") of Travis Boats & Motors, Inc. (the "Company") will be held on September 29, 2003, at 10:00 a.m. Central Standard Time, at the offices of the Company, located at 12116 Jekel Circle, Suite 102, Austin, Texas 78727, for the purpose of considering and acting upon the following matters:

     (1) To re-elect one (1) director to hold office in accordance with the Company's Bylaws; and

     (2) To consider and act upon any matter incident to the foregoing purposes and transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The record date for the Meeting has been established to be August 23, 2003. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. Note that TMRC, L.L.P. ("Tracker"), which has voting control over a majority of the Company's outstanding voting stock, has indicated that it will vote in favor of the director nominee designated by the Company's Board of Directors. Accordingly, the Company is not soliciting proxies. Nevertheless, you are invited and encouraged to attend the Meeting. Shareholders wishing to attend the Meeting should bring proper identification and evidence of their ownership of shares in the Company's voting securities.

     The Information Statement is included in this mailing.

                                      By Order of the Board of Directors


                                      Michael B. Perrine, Secretary

Austin, Texas
September 3, 2003

                           TRAVIS BOATS & MOTORS, INC.
                          12116 Jekel Circle, Suite 102
                               Austin, Texas 78727


                             -----------------------

                              INFORMATION STATEMENT

                             -----------------------

     This Information Statement is being furnished on or about September 4, 2003 by the Board of Directors of Travis Boats & Motors, Inc., a Texas corporation (the "Company"), in connection with the Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 a.m. on Monday, September 29, 2003 at the offices of the Company, located at 12116 Jekel Circle, Suite 102, Austin, Texas, 78727, and with any adjournment or postponement thereof.

     In addition to this Information Statement, the Company shall provide without charge to each shareholder of the Company upon the written request of such shareholder a copy of the Company's annual report on Form 10-K, without exhibits but including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the Company's most recent fiscal year. The Company also shall provide without charge by first class or other equally prompt means within one business day of receipt of a written or oral request from a person to whom this Information Statement is delivered a copy of any and all information that has been incorporated herein by reference. Shareholders should address such requests to Michael B. Perrine, Chief Financial Officer, 12116 Jekel Circle, Suite 102, Austin, Texas 78727, or call 512-347-8787, extension #119.

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The Board of Directors of the Company has fixed August 23, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. The Company has two (2) classes of voting securities: (1) Common Stock; and (2) Series A Preferred Stock. As of August 23, 2003, there were 4,309,727 shares of Common Stock and 80,000 shares of Series A Preferred Stock issued and outstanding.

     The presence or proxy of the holders of at least 3,723,491 voting shares, or fifty percent (50%) of the Company's outstanding shares of voting stock constitutes a quorum. Each share of the Company's Common Stock is entitled to one vote for the election of directors and in any other matter that may be acted upon at the Meeting. Each share of the Company's Series A Preferred Stock votes on an as-converted basis for the election of directors and in any other matter that may be acted upon at the Meeting. Therefore, each share of Series A Preferred Stock is entitled to that number of votes equal to $100 (each share's initial liquidation value) divided by the established voting conversion price (currently $2.55 per share), which means that in the aggregate, the Series A Preferred Stock is entitled to vote 3,137,255 shares at the Meeting. The Company's Articles of Incorporation do not permit cumulative voting.

     The Company's Bylaws provide that the affairs of the Company shall be conducted by the Board of Directors and empower the Board to increase or decrease the number of directors by resolution adopted by a majority of the Board. The number of directors is currently fixed at five (5). The Board of Directors is divided into three classes, designated as Class A, Class B, and Class C. Only the election of those Class A, B, and C directors is subject to the affirmative vote of a plurality of holders of the outstanding shares of Common Stock represented at a meeting at which a quorum is present.

     Class A, B and C directors serve for staggered three-year terms. Richard S. Birnbaum is currently the sole Class A director and stands for re-election at the Meeting. Robert L. Ring and James P. Karides, CPA are currently Class B directors and will stand for re-election at the 2004 annual shareholders' meeting. Mark T. Walton and Kenneth N. Burroughs are currently Class C directors and will stand for re-election at the 2005 annual shareholders' meeting. The Class A director elected at the Meeting will hold office until the 2006 annual shareholders' meeting or until such director's successor shall be elected or appointed. The affirmative vote of a plurality of holders of the Company's voting stock represented at a meeting at which a quorum is present is required to elect each director nominee.

     As   further   described   under   "Certain   Relationships   and   Related
Transactions," Tracker has control over a majority of the Company's voting power.

                ELECTION OF DIRECTORS AT THE 2003 ANNUAL MEETING

     The only director position to be voted on at the Meeting is the Class A position currently occupied by Richard S. Birnbaum. The Board of Directors has nominated Mr. Birnbaum for re-election at the Meeting. In addition, the Company has been advised that Tracker intends to vote all shares of stock over which it has voting authority in favor of the re-election of Mr. Birnbaum. The Board of Directors knows of no reason why Mr. Birnbaum would be unable or unwilling to serve.

Nominee for Director at the 2003 Annual Meeting

     Richard Birnbaum has served as a director of the Company since May 2001 and Chairman of the Board since April 2003. Mr. Birnbaum is also currently a principal of an independent consulting firm, RSB Group, LLC. He retired from Circuit City Stores as Executive Vice President of Operations and Marketing in 2001. During his 30 year career with Circuit City, Mr. Birnbaum was a member of the Circuit City leadership team as the company expanded from 50 to 600 stores.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names, ages and positions of each director and each executive officer of the Company:


                       Name                     Age                 Position
         ---------------------------------    -------       ------------------------

         Richard  S. Birnbaum(1)(2)(3)(4)       50        Chairman of the Board
         Mark T. Walton(1)                      52        President and Director
         Michael B. Perrine                     39        Chief Financial Officer, Treasurer and Secretary
         Kenneth N. Burroughs(3)(4)             48        Director
         Robert L. Ring(1)(2)(4)                60        Director
         James P. Karides, CPA(2)(3)            42        Director
         ----------------------------
         (1) Member of the Nominations Committee.
         (2) Member of the Audit Committee.
         (3) Member of the Compensation Committee.
         (4) Member of the Operating Committee.


     Richard S. Birnbaum has served as a director of the Company since May 2001 and Chairman of the Board since April 2003. Mr. Birnbaum is also currently a principal of an independent consulting firm, RSB Group, LLC. He retired from Circuit City Stores as Executive Vice President of Operations and Marketing in

2001. During his 30 year career with Circuit City, Mr. Birnbaum was a member of the Circuit City leadership team as the company expanded from 50 to 600 stores.

    Mark T. Walton has served as President and as a director of the Company since 1980 and as Chairman of the Board from 1995 until April 2003. From 1979 to 1980, Mr. Walton served as the General Manager of the Company's Austin store.

     Michael B. Perrine has served as Chief Financial Officer since 1991 and as Treasurer and Secretary of the Company since 1992. From 1986 to 1991, he was employed in the Commercial Banking Division of NationsBank, N.A. Mr. Perrine is responsible for developing and implementing the Company's corporate, financial and accounting structure.

     Kenneth N. Burroughs has served as a director of the Company since April 2002. Mr. Burroughs is President of Tracker Marine, L.L.C. and numerous affiliated companies involved in the design and manufacture of pleasure boats such as Tracker, Mako, Nitro, ProCraft, Fisher and numerous other popular models.

     Robert L. Ring has served as a director of the Company since April 2002. Mr. Ring served in numerous capacities over a 32-year career with the Coleman Company, a diversified manufacturer of outdoor and leisure products. He retired in 1994 as President and COO. Currently, Mr. Ring serves as a consultant to various retail and other business operations in the areas of business process and strategic development. His positions include director of Bass Pro Shops, which is a retailer of sporting goods and marine products for the outdoor enthusiast and director of Cobalt Boats, a manufacturer of high-end recreational boats.

     James P. Karides, CPA has served as a director of the Company since September 2002 and filled the board position vacated by Mr. Simpson. Mr. Karides, a graduate of the University of Virginia, is the founder of The Karides Group, which is a Virginia Beach, Virginia based consulting firm specializing in diverse financial and accounting matters. Prior to forming The Karides Group, he was employed for over 12 years by the KPMG accounting firm in various accounting capacities.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     As of July 31, 2003, the Company had two classes of voting securities, Common Stock and the Series A Preferred Stock. The Series A Preferred Stock votes on an as-converted basis. The following table sets forth certain information regarding the beneficial ownership of the outstanding Common Stock and Series A Preferred Stock, as of July 31, 2003 by (i) each Director of the Company, (ii) each Named Executive Officer, (iii) each person known or believed by the Company to, on an as-converted basis, own beneficially 5% or more of the Common Stock, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.


                                                                                                      Percent
                                                                               Number of            Beneficially
                          Name of Beneficial Owner                            Shares(1)(2)             Owned
Robert C. Siddons(4)                                                            170,885                 4.0%
Mark T. Walton(5), President and Director                                         -0-                    *
SAFECO Resource Series Trust(6)                                                 367,000                 8.5%
E.D. Bohls(7)                                                                   270,877                 6.3%
J.E. Simpson Family Partners, L.P.(8)                                           204,000                 4.7%
Jeffrey A. Berry(9)                                                             321,696                 7.4%
Ronnie L. Spradling(10)                                                           -0-                    *
Richard S. Birnbaum(11), Chairman of the Board                                   26,000                  *
Michael B. Perrine, Chief Financial Officer, Secretary, Treasurer                 8,067                  *
TMRC, L.L.P.(3)(12)(13)(14)(15)                                               4,611,119                57.0%
Kenneth N. Burroughs(15), Director
All executive officers and directors as a group (four persons)(16)               34,067                  *

-------------------------------------------
*    Less than 1%

(1) Except as otherwise indicated, the shares listed above represent Common Stock. In addition, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based on information furnished by the persons listed, and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares. Except as otherwise noted below, the address of each individual or holder of 5% or more of the Common Stock is 12116 Jekel Circle, Suite 102, Austin, Texas, 78727.
(2) The percentages are based upon 4,309,727 shares of Common Stock outstanding as of July 31, 2003.
(3) The percentage is based upon 4,309,727 shares of Common Stock outstanding as of July 31, 2003, plus (i) those 3,252,826 shares convertible into Common Stock pursuant to the Series A Preferred Stock held by TMRC, LLP, (ii) those shares subject to a Voting Trust controlled by TMRC, LLP and (iii) those shares upon which TMRC, LLP has voting control through a proxy (see "Certain Relationships and Related Transactions" for a further descripton of Voting Trust). See Notes #13 and #14.
(4) Includes 20,002 shares held by family trusts over which Mr. Siddons exercises sole voting and investment control. Excludes (i) 292,866 shares which are held in a Voting Trust controlled by TMRC, LLP and (ii) 121,981 shares convertible into Common Stock pursuant to a convertible debt instrument subject to a Voting Trust controlled by TMRC, LLP (see "Certain Relationships and Related Transactions" for a further description of Voting Trust). The address of Robert Siddons is PO Box 164077, Austin, Texas 78716-4077.
(5) Excludes (i) 334,200 shares which are held in a Voting Trust controlled by TMRC, LLP and (ii) 50,825 shares convertible into Common Stock pursuant to a convertible debt instrument subject to a Voting Trust controlled by TMRC, LLP (see "Certain Relationships and Related Transactions" for a further description of Voting Trust); and (iii) excludes 3,268 shares owned by Mr. Walton's children, for which Mr. Walton disclaims beneficial ownership.
(6) The address of SAFECO Resource Series Trust is 10865 Willows Road, NE, Redmond, WA 98052. SAFECO Resource Trust is a registered investment company for which SAFECO Asset Management Company serves as an investment advisor. SAFECO

Corporation is the parent holding company of SAFECO Asset Management Company. The address of SAFECO Asset Management Company is 601 Union Street, Suite 2500, Seattle, WA 98101. The address of SAFECO Corporation is SAFECO Plaza, Seattle, WA 98185.
(7) Excludes 60,990 shares convertible into Common Stock pursuant to a convertible debt instrument subject to a Voting Trust controlled by TMRC, LLP (see "Certain Relationships and Related Transactions" for a further description of Voting Trust). The address of E.D. Bohls is P.O. Box 276, Austin, Texas 78767-0276.
(8) Excludes 121,981 shares convertible into Common Stock pursuant to a convertible debt instrument subject to a Voting Trust controlled by TMRC, LLP (see "Certain Relationships and Related Transactions" for a further description of Voting Trust). The address of J.E. Simpson Family Partners, L.P. is Route 1, Box 136, San Saba, Texas 76877. Sole voting and dispositive power is held by Joseph E. Simpson, General Partner.
(9) The address for Jeffrey A. Berry is 45854 Paseo Gallante, Temecula, California 92592.
(10) Excludes (i) 202,643 shares of Common Stock upon which TMRC, LLP has voting control through a proxy and (ii) 60,990 shares convertible into Common Stock pursuant to a convertible debt instrument subject to a Voting Trust controlled by TMRC, LLP (see "Certain Relationships and Related Transactions" for a further description of Voting Trust). The address for Mr. Spradling is in care of TBC Management, 12116 Jekel Circle, #102, Austin, Texas 78727.
(11) The address for Mr. Birnbaum is in care of RSB Group, LLC, 9020 Stony Point Parkway, Suite 185, Richmond, Virginia 23235.
(12) TMRC, LLP is a partnership of which Tracker Marine, L.L.C. is the 99% partner and Three Johns Company is the 1% partner. Tracker Marine L.L.C. is wholly owned by Three Johns Company and Three Johns Company is wholly owned by the John L. Morris Revocable Trust, of which John L. Morris is the settlor. Kenneth Burroughs, a director of the Company, is the President of TMRC, LLP; Tracker Marine, L.L.C.; and Three Johns Company. Mr. Burroughs disclaims beneficial ownership of such shares. The address of TMRC, LLP and affiliates is 2500 East Kearney St., Springfield, Missouri 65803.
(13) Includes (i) 334,200 shares beneficially owned by Mark Walton, President and director of the Company, and 292,866 shares beneficially owned by Robert Siddons, a former director of the Company, which are held in a Voting Trust controlled by TMRC, LLP (see "Certain Relationships and Related Transactions" for a further description of Voting Trust) and (ii) 202,643 shares of Common Stock upon which TMRC, LLP has voting control through a proxy granted by a former director, Ronnie Spradling.
(14) Includes 528,584 shares convertible into Common Stock pursuant to a convertible debt instrument subject to a Voting Trust controlled by TMRC, LLP (see "Certain Relationships and Related Transactions" for a further description of Voting Trust), where the holders of the debt have agreed that in the event any debt instruments are converted into Common Stock at any time prior to December 31, 2005 that the voting rights of such shares will be controlled by TMRC, LLP and the shares deposited into the Voting Trust.
(15) Kenneth Burroughs, a director of the Company, is the President of TMRC, LLP, Tracker Marine, L.L.C., and Three Johns Company. Mr. Burroughs disclaims beneficial ownership of such shares.
(16) Includes Officers and Directors: Mark T. Walton, Richard S. Birnbaum, Michael B. Perrine and Kenneth N. Burroughs. See Notes (5), (11) and (15).

                             COMMITTEES AND MEETINGS

Meetings of the Board of Directors

     The Board of Directors met 5 times during fiscal year 2002. During such twelve-month period, each incumbent director of the Company attended 75% or more of the aggregate number of (a) meetings of the Board of Directors held during his tenure, and (b) meetings held by committees of the Board on which he served.

Committees - REGULAR

     Executive Committee. The Executive Committee was discontinued in October 2002. Prior to the discontinuance of the Executive Committee, its members were comprised of Mark T. Walton, Robert C. Siddons and Joseph E. Simpson (until his resignation from the Board of Directors in September 2002). The Executive Committee possessed all of the powers of the Board of Directors between meetings of the Board, except for certain matters that may not be delegated under the Company's Bylaws. The Executive Committee met 6 times during fiscal year 2002.

     Compensation Committee. The duties of the Compensation Committee include the approval of officers' salaries and administration of the Company's 1995 Incentive Plan. The Compensation Committee is comprised of "disinterested" directors, as defined under Section 16 of the 1934 Act. The Compensation Committee consisted of Robert C. Siddons, Stephen W. Gurasich, Jr., Zach McClendon, Jr. and Richard S. Birnbaum during fiscal year 2002. The Compensation Committee met 3 times during fiscal year 2002.

     Mr. McClendon resigned in April 2002 and was replaced on the Compensation Committee by Richard S. Birnbaum. Mr. Gurasich resigned from the Board of Directors in September 2002 and was replaced on the Compensation Committee by Kenneth N. Burroughs. Mr. Siddons resigned from the Board of Directors in April 2003 and was replaced on the Compensation Committee by James P. Karides, CPA. The Compensation Committee currently consists of Messrs. Birnbaum, Burroughs and Karides.

     Nominations Committee. The Nominations Committee is responsible for recommending to the Board of Directors those persons who will be nominated as the Board of Director's nominees for positions on the Board of Directors. The Nominations Committee met two times during fiscal year 2002.

     The Nominations  Committee was comprised of Messrs. Mark T. Walton,  Ronnie
L. Spradling, Joseph E. Simpson, and Robert C. Siddons during fiscal year 2002. Mr. Simpson resigned from the Board of Directors in September 2002 and his position on the Nominations Committee was not replaced. Mr. Siddons resigned from the Board of Directors in April 2003 and was replaced on the Nominations Committee by Richard S. Birnbaum. Mr. Spradling resigned from the Board of Directors in May 2003 and was replaced on the Nominations Committee by Robert L. Ring. The Nominations Committee currently consists of Messrs. Walton, Birnbaum and Ring.

     Audit Committee. The Audit Committee annually recommends to the Board of Directors the appointment of independent certified accountants as auditors for the Company, discusses and approves fees for the prospective annual audit, reviews the results with the auditors, reviews the Company's compliance with its existing accounting and financial policies, reviews the adequacy of the financial organization of the Company and considers comments by auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee was comprised of Messrs. Joseph E. Simpson (Chairman), Stephen W. Gurasich, Jr., Zach McClendon, Jr. and Robert C. Siddons during the 2002 fiscal year. The Audit Committee met 5 times in fiscal year 2002.

     Mr. McClendon resigned in April 2002 and was replaced on the Audit Committee by Robert C. Siddons. Messrs. Simpson and Gurasich resigned from the Board of Directors in September 2002 and were replaced on the Audit Committee by James P. Karides, CPA and Robert L. Ring. Mr. Siddons subsequently resigned from the Board of Directors in April 2003 and was replaced on the Audit Committee by Richard S. Birnbaum. The Audit Committee currently consists of Messrs. Karides, Ring and Birnbaum. Mr. Karides, a certified public accountant, is Chairman of the Audit Committee.

Committees - SPECIAL

     Negotiations Committee. The Executive Committee and the Board of Directors formed the Negotiations Committee in October 2002. The Negotiations Committee was comprised of independent board members Richard S. Birnbaum, as Chairman of the Committee and Robert C. Siddons. The Negotiations Committee was formed to explore and negotiate terms of working capital financing because of management's belief that the Company's cash needs exceeded amounts otherwise available to be borrowed under its credit facilities at the time. This projected shortfall was influenced in part by the Company's seasonal trends which include historically low sales levels during the October through December periods and certain revised borrowing terms on the Company's inventory borrowing agreements which had the effect of reducing the Company's borrowing base. In January 2003, the Company secured up to $1.5 million of additional conditional working capital financing from its senior inventory lenders and the Company's major shareholder, TMRC, LLP ("Tracker"). The working capital financing agreements included requirements granting Tracker the right to designate a majority of the Board of Directors of the Company and voting control of a majority of the voting power of the outstanding securities of the Company. The Negotiations Committee maintained a continuous status from October 2002 through January 2003. It was discontinued in January 2003 upon the completion of the Company's working capital financing agreements. Messrs. Burroughs and Ring abstained from all Company or Board discussions and votes related to the working capital financing agreements and the terms thereon.

     Operating Committee. The Board of Directors formed the Operating Committee in January 2003. The Operating Committee was comprised of Kenneth N. Burroughs, Robert L. Ring and Richard S. Birnbaum. The Operating Committee maintained a continuous status from January 2003 through April 2003 and it was formed to monitor the financial operations and cash flow of the Company in addition to approving all borrowing requests of the Company under the $1.5 million conditional working capital financing. It was discontinued in April 2003 upon the Company's repayment of its $1.5 million conditional working capital financing.

                            COMPENSATION OF DIRECTORS

     Directors who are not officers and employees of or consultants to the Company receive annual compensation of $10,000, plus $2,000 annually for each committee on which such director serves, excluding the Nominations Committee, for which compensation is not received, and $3,000 per year in the case of the Executive Committee. Directors' expenses for attending meetings are reimbursed by the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal years ended September 30, 2002, September 30, 2001 and September 30, 2000, with respect the Company's President, Mr. Walton, the Executive Vice President, Mr. Spradling, and the Chief Financial Officer, Mr. Perrine (collectively, the "Named Executive Officers"). No other executive officers of the Company received annual compensation (including salary and bonuses earned) which exceeded $100,000 during the fiscal year ended September 30, 2002. Mr. Spradling retired from the Company in May 2003.


                                                                                                          Long-Term
                                                                                                        Compensation
                                                                                      Other              Securities
                                              Fiscal                                  Annual             Underlying
         Name           Principal Position     Year       Salary      Bonus        Compensation            Options
         ----           ------------------     ----       ------      -----        ------------            -------
Mark T. Walton          President              2002     $217,500    $   -0-     $    32,340(1)               --
                                               2001      200,000        -0-          43,121(1)               --
                                               2000      200,000        -0-          43,121(1)              20,000

Ronnie L. Spradling(3)  Executive Vice         2002     $184,500    $   -0-          32,340(1)               --
                        President              2001      175,000        -0-          43,121(1)               --
                                               2000      175,000        -0-          43,121(1)              20,000

Michael B. Perrine      Chief Financial        2002     $175,000    $ 50,000         21,573(1)(2)            --
                        Officer                2001      130,000        -0-          23,163(1)(2)            --
                                               2000      130,000        -0-          21,483(1)              20,000


--------------------------------------------------------------------------------

(1) Effective July 1, 1999, the Company entered into Amended and Extended Employment Agreements with Messrs. Walton, Spradling and Perrine. In consideration of entering into those agreements the Company agreed to pay the amounts of $129,362; $129,362 and $64,450 to Messrs. Walton, Spradling and Perrine, respectively, as a pre-condition for their execution of the agreements. These amounts represent the ratable amounts paid to Messrs. Walton, Spradling and Perrine pursuant to the Amended agreements which had a 3 year term and expired on June 30, 2002.

(2)  Includes vehicle allowance.

(3)  Mr. Spradling retired in May 2003.

Options Granted in Last Fiscal Year

     The following stock option grants were made by the Company to the Named Executive Officers during the fiscal year ended September 30, 2002.


                                                 Individual Grants
                          ---------------------------------------------------------------

                                                                                           Potential Realizable Value
                                                                                           at Assumed Annual Rates of
                                                                                            Stock Price Appreciation
                             Number of          % of Total                                      for Option Term(1)
                             Securities       Options Granted                              ---------------------------
                             Underlying       to Employees in    Exercise    Expiration
       Name               Options Granted       Fiscal Year      Price/Sh       Date          5%             10%
       ----               ---------------       -----------      --------       ----          --             ---
Mark T. Walton                 10,000              75.0%           $2.50       3/28/12       $15,722       $39,844

Ronnie L. Spradling            10,000              75.0%           $2.50       3/28/12        15,722        39,844

Michael B. Perrine             10,000              75.0%           $2.50       3/28/12        15,722        39,844



(1) These amounts are calculated based on certain assumed rates of annual compound stock price appreciation from the date the option was granted to the end of the option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved. These calculations assume a fair market value of $2.50 per share of the Common Stock at the date of grant.

Stock Option Exercises and Holdings

     The following table shows information regarding stock option exercises and unexercised options held as of the end of the fiscal year ended September 30, 2002 by the Named Executive Officers.


                                                                      At September 30, 2002
                                                                      ---------------------

                                                      Number of Options             Value of In-the-Money Options
                                                      -----------------             -----------------------------

                            Options     Value
          Name             Exercised   Realized     Exercisable     Unexercisable     Exercisable*    Unexercisable*
          ----             ----------  --------     -----------     -------------     ------------    --------------
Mark T. Walton                 0          0           38,267            12,000          $---0---         $---0---

Ronnie L. Spradling            0          0           64,933            12,000          $---0---         $---0---

Michael B. Perrine             0          0           64,665            12,000          $---0---         $---0---

* Based on closing price of $1.03 on July 31, 2003.

Stock Option Cancellations

     The following table shows information regarding stock options held by the Named Executive Officers cancelled as of July 31, 2003.

                              Options            Options          Remaining
    Name                     Held Prior         Cancelled          Options
    ----                     ----------         ---------          -------

Mark T. Walton                 50,267            (50,267)             0

Ronnie L. Spradling            76,933            (76,933)             0

Michael B. Perrine             76,665            (76,665)             0


Employment Agreements

     The Company is the beneficiary of amended employment agreements dated as of June 28, 2002 (the "Employment Agreements") with TBC Management, Ltd. (an affiliated partnership of the Company) and each of Mark T. Walton and Michael B. Perrine, which expire in June 2005. The Employment Agreements provide for annual base salaries of $217,500 for Mr. Walton and $175,000 for Mr. Perrine, respectively. In addition, Messrs. Walton and Perrine have agreed to contractual confidentiality and noncompete provisions in their respective Employment Agreements, which will extend beyond termination of their employment unless they are terminated without "cause". In the event any of these employees are terminated without "cause" such employee shall be entitled to payment for the greater of (i) the then remaining months of his respective employment agreement, or (ii) payment of one (1) months salary for each year of employment with the Company and one-twelfth (1/12) of one months salary for each full month of service during any partial year of employment with the Company. If termination is voluntary after a "change in control" (excluding any change in control related to the holder of its Series A Preferred Stock, Tracker), as such terms are defined in the Employment Agreements, such employee will be entitled to payment of their accrued bonus plus approximately three times their annual salary.

     The Employment Agreements also provide that, if the consolidated income of the Company before income tax expenses and non-recurring audit adjustments (the "Pre-tax Income") reflects growth in excess of 20% over the previous fiscal year, Messrs. Walton and Perrine will each receive a bonus of 1.5% of the Pre-tax Income. If the Pre-tax Income does not reflect growth of 20%, the bonus for each individual will be determined by the Board of Directors.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee during fiscal year 2002 consisted of Robert C. Siddons, Stephen W. Gurasich, Jr. and Zach McClendon, Jr. and Richard S. Birnbaum. Mr. Robert C. Siddons served as the President of the Company from 1979 through 1985. Mr. Zach McClendon, Jr. is an indirect majority owner and the Chairman of the Board of SeaArk Boats, Inc. ("Sea Ark"). The Company purchased approximately $1.3 million and $12,000 of boats from SeaArk during fiscal 2002 and the ten months ended July 31, 2003, respectively.

     Mr. McClendon resigned in April 2002 and was replaced on the Compensation Committee by Richard S. Birnbaum. Mr. Gurasich resigned from the Board of Directors in September 2002 and was replaced on the Compensation Committee by Kenneth N. Burroughs. Mr. Siddons resigned from the Board of Directors in April 2003 and was replaced on the Compensation Committee by James P. Karides, CPA. The Compensation Committee currently consists of Messrs. Birnbaum, Burroughs and Karides.

     No member of the current Compensation Committee serves as an executive officer of the Company, or as a director of any entity, of which an executive officer serves on the Compensation Committee or as a director of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     SeaArk Boats, Inc. SeaArk is wholly-owned by UniGrace, Inc., which in turn is wholly-owned by McClendon Resources. McClendon Resources is wholly-owned by Zach McClendon, a former Director of the Company, and his children. Mr. McClendon serves as the Chairman of the Board of SeaArk, UniGrace, Inc. and McClendon Resources. The Company purchased approximately $1.3 million of boats from Sea Ark during the fiscal year ended September 30, 2002 and approximately $12,000 during the ten months ended July 31, 2003, respectively. Mr. McClendon resigned as a director of the Company in April 2002 and has divested his interest in the recreational boat segment of Sea Ark. The Company and Sea Ark have substantially discontinued their business relationship and as such the Company discontinued its purchases from Sea Ark during fiscal 2003.

     TMRC, L.L.P.; Tracker Marine, L.L.C. and Affiliated Companies. Kenneth N. Burroughs is the President of TMRC, L.L.P.; Tracker Marine, L.L.C. and various affiliated companies involved in the design and manufacture of recreational boats. TMRC, L.L.P. ("Tracker"), a wholly-owned subsidiary of Tracker Marine, L.L.C., is the holder of 80,000 shares of 6% Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") in the Company. The issue price of the Preferred Stock was $100 per share. Each share may be converted into the Company's Common Stock at a conversion price of approximately $2.46 per share. For voting purposes only, the conversion price is $2.55 per share.

     The Company purchased approximately $6.1 million and $8.3 million in boats, motors and trailers from affiliates of Tracker Marine, L.L.C. during the fiscal year ended September 30, 2002 and the ten months ended July 31, 2003, respectively.

     Management believes that the purchases of boats, motors and trailers from affiliates of Tracker Marine, L.L.C. will continue to increase substantially during fiscal 2004 as a result of the Company discontinuing its inventory purchases of boats manufactured by Wellcraft Marine and Dynasty Boats. The Company is replacing these boat lines with alternative models manufactured by Tracker. The Company purchased approximately $15.3 million and $7.9 million in boats from Wellcraft Marine and Dynasty Boats, respectively, during the fiscal year ended September 30, 2002, and approximately $5.1 million and $5.8 million in boats from Wellcraft Marine and Dynasty Boats, respectively, during the ten months ended July 31, 2003.

     Effective in December 2002, Tracker provided the Company a short-term loan facility allowing for $500,000 of conditional working capital financing pending receipt of the Company's federal income tax refund. The $500,000 loan facility accrued interest at the prime rate publicly announced from time to time by JPMorgan Chase Bank plus 4% and was repayable on the earlier of (i) the date the Company received its federal income tax refund for the calendar 2002 year, or
(ii) April 30, 2003. The loan was repaid in full on April 20, 2003.

     In connection with Tracker's provision of the loan facility, the Company entered into a series of agreements (the "Agreements") pursuant to which the Company gave Tracker the right to designate, subject to certain terms and conditions, up to a majority of members of the Company's Board of Directors. Tracker currently has two (2) representatives on the Board of Directors, Messrs Burroughs and Ring, and has not yet designated additional representatives.

     In order to induce Tracker to provide the financing to the Company,  Ronnie
L. Spradling granted Tracker a proxy covering 202,643 shares of Common Stock. Additionally, Robert C. Siddons and Mark T. Walton deposited 292,866 shares and 334,200 shares, respectively, into a voting trust controlled by a trustee appointed by Tracker (the "Voting Trust"). The term of the Voting Trust is five years, but is subject to earlier termination if Tracker becomes the holder of 55% or more of the Common Stock of the Company on a fully-diluted, as-converted basis. The existence or expiration of the Voting Trust does not restrict Tracker's ability to acquire additional shares of the Company from third parties.

     Prior to the Agreements, Tracker beneficially owned approximately 43% or 3,252,825 shares of the Company's Common Stock on a fully-diluted, as-converted basis. As a result of the Agreements, Tracker now has voting control of approximately 57%, or 4,611,119 shares, on a fully-diluted, as-converted basis.

     Convertible Promissory Notes. Effective December 14, 2001, the Company entered into multiple Convertible Subordinated Notes (the "Notes"), in the aggregate amount of $1.3 million, with Mark T. Walton, President of the Company, and other individuals. The Note held beneficially by Mr. Walton is in the principal amount of $125,000. The Notes are unsecured with a term of 36 months and have interest rates fixed at 10.75% per annum. The principal and interest amounts payable pursuant to the Notes are subordinated, in substantially all respects, to the Company's borrowing agreements with its senior inventory finance lenders, General Electric Commercial Distribution Services and Transamerica Commercial Finance Corporation. The Notes can be redeemed by the Company at any time prior to maturity. If the Notes are not redeemed, the holder(s) may convert the principal amount of the Note(s) into the Company's Common Stock at a conversion price of $2.4594 per share.

     Each noteholder has agreed not to convert such Notes until December 31, 2005, and that any shares that may be acquired upon conversion shall be deposited into the Voting Trust controlled by Tracker discussed elsewhere herein.

     Employment Arrangements. Executive management, store regional management and corporate administrative employees are employed by TBC Management, Ltd., a Texas limited partnership (the "Partnership"). The Partnership, in turn, has entered into a Management Agreement with the Company and its subsidiaries and invoices each company monthly for management services rendered. The general partner and 1.0% owner of the Partnership is the Company. The sole limited partner and 99.0% owner of the Partnership is TBC Management, Inc. (the "Delaware Company"), a Delaware company wholly owned by Travis Boats. The operations of the Partnership are accounted for on a consolidated basis with those of the Company. The Delaware Company's income results from distributions of the Partnership and is accordingly taxed under Delaware law. These arrangements allow the Company to more efficiently allocate costs and taxes among the various store locations.

     Certain Borrowings. Mark T. Walton, President, along with certain former shareholders, officers or directors of the Company, have personal guaranties that remain outstanding on two (2) loans entered into by the Company prior to its initial public offering in June of 1996. These loans, payable to the Small Business Administration and an individual, have an aggregate outstanding balance of approximately $635,000 remaining as of July 31, 2003 and are secured by real estate in Austin, Texas and Hot Springs, Arkansas owned by the Company. It is anticipated that such guaranties would be released in the event that the Company were to refinance such indebtedness.

                                Performance Graph

     Set forth below is a graph comparing the percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on the NASDAQ Retail Trade Index. The graph covers the period between October 1, 1997 and the last trading day in the fiscal year ended September 30, 2002. The comparisons in the data and graphs below are from sources believed to be reliable, but the Company is not responsible for any errors or omissions in such information.


                                                                    Cumulative Total Return
                                             ------------------------------------------------------------------------
                                                     9/97       9/98        9/99        9/00        9/01        9/02
TRAVIS BOATS & MOTORS, INC.                       $100.00    $ 76.07     $ 47.24     $ 18.10     $ 11.04      $ 5.84
S & P 500                                          100.00     109.05      139.37      157.88      115.85       92.12
NASDAQ RETAIL TRADE                                100.00      85.23      101.46       75.25       65.46       71.95


                                [OBJECT OMITTED]

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of disinterested members of the Board of Directors. No member of the Compensation Committee is a current or former employee or officer of the Company.

     The goals of the Company's compensation policies are to attract, retain and motivate the best possible executives and to recognize both individual performance and the Company's performance. To accomplish these goals, the Company's executive compensation combines annual base salaries, bonuses based on company performance and stock options.

     Base Salary. The base salaries for Mark T. Walton and Michael B. Perrine were established pursuant to the Employment Agreements. To determine the base salaries of the Company's officers, the Compensation Committee considers each officer's responsibilities, experience and performance, as well as salary levels of similar companies.

     Bonuses. Under the terms of the Employment Agreements, the Company's executive officers are eligible for an annual bonus based on the Company's consolidated income before income tax expenses and non-recurring audit adjustments (the "Pre-tax Income"). If the Pre-tax Income growth exceeds 20%, over the previous fiscal year, Messrs. Walton and Perrine will each receive a bonus of 1.5% of the Pre-tax Income. If the growth of Pre-tax Income is less than 20%, the bonus for each officer is determined by the Board of Directors based on the Company's performance and the individual officer's contributions to the Company's performance.

     Stock Options. By including stock options as a component of its executive compensation plan, the Company believes that it ensures that its executive officers have a continuing stake in the Company's long-term success. All executive officers are eligible to receive stock options pursuant to the Company's Incentive Stock Plan. The Compensation Committee determines the number of stock options awarded to each executive officer.

     CEO Compensation. The Compensation Committee determined Mr. Walton's compensation in accordance with the policies described above. Under the terms of Mr. Walton's Employment Agreement, his annual base salary in fiscal year 2002 was $217,500. Additionally, pursuant to the terms of his employment agreement, Mr. Walton did not receive a bonus for services rendered during the 2002 fiscal year.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company's chief executive officer and each of its four most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company intends to structure any performance-based portion of the compensation of its executive officers in a manner that complies with Section 162(m).

For Fiscal Year 2002                      Current Members
--------------------                      ---------------
Robert C. Siddons, Chairman               Richard S. Birnbaum, Chairman
Richard S. Birnbaum                       Kenneth N. Burroughs
Stephen W. Gurasich, Jr.                  James P. Karides, CPA
Zach McClendon, Jr.

                          REPORT OF THE AUDIT COMMITTEE

     The board of directors has appointed an Audit Committee. All of the members of the committee are "independent" of our company and management, as that term is defined in appropriate listing standards and each meets the qualifications established in the Company's Audit Committee Charter.

     The primary responsibility of the committee is to oversee our (a) financial reporting process on behalf of the board of directors, (b) system of internal accounting and financial controls, (c) outside auditors independence and performance, and (d) compliance with any legal compliance and ethics programs as may be established from time to time by the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

     In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors' judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards.

     The committee discussed with our independent auditors the overall scope and plans for their audits.

     Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission. The committee and the board of directors also have recommended, subject to shareholder approval, the selection of the independent auditors. See "Ratification of Appointment of Independent Public Accountants."

For Fiscal Year 2002                    Current Members
--------------------                    ---------------
Joseph E. Simpson, Chairman             James P. Karides, CPA Chairman
Robert C. Siddons                       Robert L. Ring
Stephen W. Gurasich, Jr.                Richard S. Birnbaum
Zach McClendon, Jr.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. To the Company's knowledge, based solely on a review of: Forms 3 and 4 furnished to the Company during its most recent fiscal year; Forms 5 furnished to the Company with respect to its most recent fiscal year; and representations from the Company's directors and officers during the fiscal year ended September 30, 2002 and the 10 months ended July 31, 2003, only the following directors and officers failed to timely file forms required by Section 16(a):

     Michael Perrine -- filed a late Form 4 reflecting Incentive Stock Options granted on 3-28-02.

     Mark Walton -- filed a late Form 4 reflecting Incentive Stock Options granted on 3-28-02.

     Richard Birnbaum -- filed a late Form 4 reflecting the purchase of 1,000 shares of Common Stock at $1.52 per share on 8-9-02.

     As of the date of this Information Statement, each of these individuals has filed a Form 3, 4 or 5 to appropriately reflect the change in beneficial ownership.

            FINANCIAL AND OTHER INFORMATION INCORPORATED BY REFERENCE

     The information called for by Item 13 of Schedule 14A is incorporated herein by reference to such information included in the Company's annual report on Form 10-K under the captions "Financial Statements and Supplementary Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial

Condition and Results of Operations" and "Changes In and Disagreements with Accountants on Accounting and Financial Disclosure."

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Company for the current fiscal year.

Audit Fees

     The aggregate fees billed by our principal accounting firm, Ernst & Young LLP for the fiscal year ended September 30, 2002 are as follows:

     Audit Fees                                                    $105,500
     Financial Information Systems Design and Implementation Fees    --0--
     All Other Fees                                                  --0--

     The members of our Audit Committee believe that our use of Ernst & Young for audit services is compatible with maintaining independence standards of our principal accounting firm.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                       2004 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who may wish to present proposals for inclusion in the Company's proxy materials in connection with the 2004 Annual Meeting of Shareholders must submit such proposals in writing to the Company's Secretary at 12116 Jekel Circle, #102, Austin, Texas 78727 not later than February 1, 2004. A shareholder's notice to the Secretary must set forth for each matter proposed to be brought before the meeting (a) a brief description of the matter the shareholder proposes to bring before the meeting, (b) the name and home address of the shareholder proposing such business, (c) the class and number of shares of Common Stock beneficially owned by such shareholder, and (d) any financial interest of such shareholder in such business.

                                 OTHER BUSINESS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

                                      By Order of the Board of Directors


                                      Mark T. Walton
                                      President

Austin, Texas
Dated September 3, 2003

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